EX-99.B-77D(g)

SUB-ITEM 77D(g): Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

WADDELL & REED ADVISORS FUNDS

Supplement dated August 4, 2014 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2013

and as supplemented November 25, 2013 and May 15, 2014

Changes to Account Fee:

The following applies to all Funds:

With limited exceptions, for Class A and Class C shares, if your Fund account balance is below $650 at the close of business on September 26, 2014, and on the Friday prior to the last week of September each year thereafter, the account will be assessed an account fee of $20. For purposes of the fee assessment, your Fund account balance will be based on the current value of your existing holdings.

WADDELL & REED ADVISORS FUNDS

Supplement dated August 12, 2014 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2013

and as supplemented November 25, 2013, May 15, 2014 and August 4, 2014

The following replaces the second bullet point of the “Your Account – Choosing a Share Class – Sales Charge Waivers for Certain Investors – Class A shares may be purchased at NAV” section on page 82:

■	Shareholders investing through direct transfers from the Waddell & Reed Advisors Retirement Plan, Innovator Advantage Plan and Flexible Advantage Plan offered and distributed by Nationwide Investment Services Corporation through Nationwide Trust Company, FSB, or from the Waddell & Reed Advisors Express Plan, Select Plan, and Advantage Plan offered and distributed by Securian Retirement Services, a business unit of Minnesota Life Insurance Company

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The following replaces the eighth bullet point of the “Your Account – Choosing a Share Class – The CDSC for Class B or Class C shares and for Class A shares that are subject to a CDSC will not apply in the following circumstances” section on page 84:

■	redemptions, the proceeds of which are sent directly by the Fund to an insurance company or its agent for investment in any of the funds within Waddell & Reed Advisors Funds and/or Ivy Funds, as directed by the redeeming shareholder, through retirement plan accounts held in the Waddell & Reed Advisors Retirement Plan, Innovator Advantage Plan and Flexible Advantage Plan offered and distributed by Nationwide Investment Services Corporation through Nationwide Trust Company, FSB, or from the Waddell & Reed Advisors Express Plan, Select Plan and Advantage Plan offered and distributed by Securian Retirement Services, a business unit of Minnesota Life Insurance Company

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The following replaces the tenth bullet point of the “Your Account – Choosing a Share Class – The CDSC for Class B or Class C shares and for Class A shares that are subject to a CDSC will not apply in the following circumstances” section on page 84:

■	redemptions effected pursuant to the Fund’s right to liquidate a shareholder’s account if the aggregate NAV of the shares is less than $650

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The following replaces the second paragraph of the “Your Account – Buying Shares – Minimum Investments” section on page 90:

For Class A and Class C shares, if your account balance falls below $650 (per Fund) at the close of business on September 26, 2014, and on the Friday prior to the last week of September each year thereafter, your account will be assessed an account fee of $20 for each Fund whose Fund account balance is below $650 at the time of the assessment. For Class A and Class C shares, any Fund account with a balance below $650 will not be assessed the $20 fee if the Fund account meets one of the following exceptions: (i) the Fund account has an active AIS and the Fund account was opened less than 12 months prior to the date of the assessment; (ii) the Fund account is administered under a Profit Sharing, Money Purchase, Defined Benefit Plan, or a payroll deduction plan (IRA, Roth IRA, SEP IRA, SIMPLE IRA, 401(k), 403(b) and 457 plans) and the Fund account was opened less than 12 months prior to the date of the assessment; or (iii) the Fund account is held on a third-party platform, except for accounts held through Waddell & Reed. For purposes of the fee assessment, your Fund account balance will be based on the current value of your existing holdings.

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The following replaces the third paragraph of the “Your Account – Selling Shares” section on page 92:

Each Fund reserves the right to redeem at NAV all of your Fund shares in your account if the account balance of those shares is less than $650. The Fund will give you notice and 60 calendar days to purchase a sufficient number of additional shares to bring the account balance of your shares in that Fund to $650. These redemptions will not be subject to a CDSC. The Fund will not apply its redemption right to retirement accounts.

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The following replaces the “Your Account – Exchange Privileges – Converting Shares” section on page 94:

Converting Shares

Self-Directed Conversions: Subject to the requirements set forth below, you may be eligible to convert your Class A or Class C shares to another share class within the same fund.

•	If you hold Class A or Class C shares and are eligible to purchase Class Y shares, as described above in the section entitled Class Y shares, you may be eligible to convert your Class A or Class C shares to Class Y shares of the same Fund.

•	If you hold Class C shares and are eligible to purchase Class A shares at NAV, you may be eligible to convert your Class C shares to Class A shares of the same Fund.

A conversion from Class A or Class C to another share class will be subject to any deferred sales charge to which your Class A shares or Class C shares are subject. If you convert from one class of shares to another, the transaction will be based on the respective NAVs per share of the two classes on the trade date for the conversion. Consequently, a conversion may provide you with fewer shares or more shares than you originally owned, depending on that day’s NAVs per share. At the time of conversion, the total dollar value of your “old” shares will equal the total dollar value of your “new” shares. However, subsequent share price fluctuations may decrease or increase the total dollar value of your “new” shares compared with that of your “old” shares.

Please contact WISC directly to request a conversion. A self-directed conversion is subject to the discretion of Waddell & Reed to permit or reject such a conversion. At this time, a conversion between share classes of the same Fund is reported as a non-taxable event.

WADDELL & REED ADVISORS FUNDS

Supplement dated December 12, 2014 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 31, 2014

Effective January 1, 2015, the Prospectus is amended to reflect that the name of Waddell & Reed Advisors International Growth Fund has changed to Waddell & Reed Advisors Global Growth Fund.

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In addition, effective January 1, 2015, the Prospectus is revised as follows:

The “Indexes” section of the Average Annual Total Returns table in the “Performance” section on page 37 for Waddell & Reed Advisors International Growth Fund is deleted and replaced with the following:

Indexes (as of December 31, 2013)	1 Year	5 Years	10 Years
MSCI World Index (reflects no deduction for fees, expenses or taxes) (The Fund’s benchmark changed from MSCI EAFE Growth Index, effective January 2015. WRIMCO believes that the MSCI World Index is more reflective of the types of securities in which the Fund invests than the MSCI EAFE Growth Index.)	26.68%	15.02%	6.98%
MSCI EAFE Growth Index (reflects no deduction for fees, expenses or taxes)	22.55%	12.82%	6.97%
Lipper International Large-Cap Growth Funds Universe Average (net of fees and expenses)	17.94%	12.90%	7.57%

WADDELL & REED ADVISORS FUNDS

Supplement dated December 31, 2014 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated October 31, 2014

Effective January 1, 2015, the Statement of Additional Information is amended to reflect that the name of Waddell & Reed Advisors International Growth Fund has changed to Waddell & Reed Advisors Global Growth Fund.